Exhibit (j)(21) under Form N-1A

Exhibit 23 under Item 601/Reg. S-K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and

Board of Trustees of

Money Market Obligations Trust:

We consent to the use of our report dated September 23, 2015, with respect to the financial statements of Federated Government Obligations Fund, a portfolio of Money Market Obligations Trust, as of July 31, 2015, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/KPMG

Boston, Massachusetts

January 28, 2016